Exhibit 99.1

Kirkland’s Home Announces Holiday 2023 Comparable Sales Results

Strategic Repositioning is Resonating with Consumers as Holiday 2023 Comparable Sales Increased 3.1% Year-Over-Year

NASHVILLE, Tenn. (January 19, 2024) — Kirkland’s, Inc. (Nasdaq: KIRK) (“Kirkland’s Home” or the “Company”), a specialty retailer of home décor and furnishings, announced its comparable sales results for the 2023 holiday season, which include the first two months of the Company’s fiscal fourth quarter.

Comparable sales for the first two months of the fiscal fourth quarter (through December 30, 2023) increased 3.1% compared to the same prior-year period. This includes an increase of 1.5% for November 2023 and an increase of 4.8% for December 2023, both compared to the same prior-year period. The positive comparable sales increase was largely driven by strong in-store performance from increased traffic and conversion.

Commenting on the results, interim CEO Ann Joyce stated, “Overall, we are pleased with our performance this holiday season as the changes in our marketing efforts and merchandise assortments resonated with our customer base. Although we remained promotional due to the persistent challenges in the broader consumer environment, our merchandise margin strongly improved year-over-year as we continued to benefit from lower freight rates and better product flow. While there remains much work to be done, we believe the strategic pivots we’ve implemented are gaining traction with our loyal customer base and also generating interest from new customers. We move into 2024 with a renewed sense of optimism for the long-term success of Kirkland’s Home.”

About Kirkland’s, Inc.

Kirkland’s, Inc. is a specialty retailer of home décor and furnishings in the United States, currently operating 338 stores in 35 states as well as an e-commerce website, www.kirklands.com, under the Kirkland’s Home brand. The Company provides its customers with an engaging shopping experience characterized by a curated, affordable selection of home décor along with inspirational design ideas. This combination of quality and stylish merchandise, value pricing and a stimulating online and store experience allows the Company’s customers to furnish their home at a great value. More information can be found at www.kirklands.com.

Preliminary Financial Results

The preliminary financial results contained in this release are based on current information as of December 30, 2023, and are subject to change. There can be no assurance that final results for the applicable period will not differ from these preliminary results, including as a result of year-end closing procedures or audit adjustments. In addition, these preliminary results should not be viewed as a substitute for full financial statements prepared in accordance with GAAP that have been audited by the Company’s external auditors.

Forward-Looking Statements

Except for historical information contained herein, certain statements in this release, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures. Forward-looking statements deal with potential future circumstances and developments and are, accordingly, forward-looking in nature. You are cautioned that such forward-looking statements, which may be identified by words such as "anticipate," "believe," "expect," "estimate," "intend," "plan," "seek," "may," "could," "strategy," and similar expressions, involve known and unknown risks and uncertainties, many of which are outside of the Company’s control, which may cause the Company's actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, risks associated with the Company's liquidity including cash flows from operations and the amount of borrowings under the secured revolving credit facility, the Company’s actual and anticipated progress towards its short-term and long-term objectives including its brand strategy, the risk that natural disasters, pandemic outbreaks (such as COVID-19), global political events, war and terrorism could impact the Company’s revenues, inventory and supply chain, the continuing consumer impact of inflation and countermeasures, including raising interest rates, the effectiveness of the Company’s marketing campaigns, risks related to changes in U.S. policy related to imported merchandise, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact, the Company’s ability to retain its senior management team, continued volatility in the price of the Company’s common stock, the competitive environment in the home décor industry in general and in the Company's specific market areas, inflation, fluctuations in cost and availability of inventory, increased transportation costs and potential interruptions in supply chain, distribution systems and delivery network, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of the Company's information or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 4, 2023 and subsequent reports. Forward-looking statements included in this release are made as of the date of this release. Any changes in assumptions or factors on which such statements are based could produce materially different results. Except as required by law, the Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.